Exhibit 99.1

Intelligent Bio Solutions Secures 33 New Customer Accounts in the Fiscal 2026 First Quarter, Showing Strong Year-Over-Year Growth and Increasing Total Active Accounts to 480

NEW YORK, Oct. 30, 2025 — Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced the addition of 33 new customer accounts during its fiscal first quarter for the period ended September 30, 2025, representing a 50% increase compared with the same period the prior year. The continued growth brings the Company’s total number of active accounts to over 480, demonstrating sustained customer expansion and revenue momentum.

Year-over-year analysis, based on full-year figures, highlights the strongest growth in customer acquisition within the maritime, transportation and logistics, electrical and electronic manufacturing, construction, and government administration sectors. Notably, government administration represents a newly entered sector, emphasizing the expanding applicability of INBS’s solutions across both public and private domains where operational safety and compliance are critical.

“Our expanding customer base demonstrates increasing confidence in our technology and the growing recognition of its value proposition. As we move toward the second quarter of fiscal year 2026, our focus remains on converting this momentum into sustained revenue growth and long-term value,” said Harry Simeonidis, President and CEO at Intelligent Bio Solutions. “Our fingerprint-based drug testing technology is helping organizations streamline screening, minimize downtime, and enhance compliance, delivering measurable operational and economic benefits.”

Growth was particularly strong in the United Kingdom, supported by expanding distributor activity across Europe and the Middle East. Approximately 91% of new accounts were first-time adopters of INBS’s drug screening solution, while the remaining 9% represented expansion within existing customer organizations, highlighting the Company’s ability to attract new users and deepen engagement among its established customer base.

“Adoption is broadening across new and existing customers,” said Doug Heath, Vice President of Global Sales at Intelligent Bio Solutions. “More industries are recognizing the operational value of our solution, and existing customers are scaling use as confidence in its accuracy and reliability strengthens.”

The global drug screening market is projected to reach USD 17.1 billion by 2029, growing at a CAGR of 15%1, driven by increasing regulatory focus on workplace safety and a growing demand for non- invasive testing solutions. INBS’s continued expansion across high-compliance industries positions the Company to potentially capitalize on this market opportunity and deliver sustainable revenue growth.

The Company’s Intelligent Fingerprinting Drug Screening System, which uses fingerprint sweat to provide rapid, hygienic, and non-invasive testing, continues to gain traction as an effective alternative to traditional drug testing methods such as urine and saliva testing. Growing adoption across diverse industries reflects the platform’s scalability, reliability, and alignment with modern workforce and compliance standards.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is a medical technology company delivering intelligent, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for the recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. The Company’s current customer segments outside the U.S. include construction, manufacturing and engineering, transport and logistics firms, mining, drug treatment organizations, and coroners.

For more information, visit https://ibs.inc/

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward- looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward- looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact

Intelligent Bio Solutions Inc.

info@ibs.inc

LinkedIn | Twitter

Investor & Media Contact Valter

Pinto, Managing Director

KCSA Strategic Communications

PH: (212) 896-1254

INBS@kcsa.com

Hyperlinks and website references in this release are provided for convenience only, and do not incorporate the referenced content into this release.

1 Research and Markets 2025, Drug Screening Market Report 2025, available at: https://www.researchandmarkets.com/reports/5752023/drug-screening-market-report